Exhibit 99.1
Appleton names two finance executives

(Appleton, Wis. March 18, 2010)  Appleton announced today that Jeff Fletcher has been named vice president of financial operations. In this new position, Fletcher assumes executive oversight of the finance functions of Appleton’s paper manufacturing operations and its Encapsys® business. He will also have oversight of the company’s information and technology department, and the procurement, tax, risk and insurance functions.

Pat Jermain has been named company controller. Jermain will serve as the principal accounting officer and have responsibility for company reporting to the Securities and Exchange Commission, corporate budgeting, forecasting and financial planning, cash management, and accounts payable.

Jermain joined Appleton in 2006 has been serving as director of enterprise risk management.

Fletcher and Jermain report to Tom Ferree, senior vice president of finance and chief financial officer.

About Appleton
Appleton produces carbonless, thermal, security and performance packaging products. The Company creates product and process solutions through its development and use of coating formulations, coating applications and Encapsys® encapsulation technology. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,100 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Media Contact:                     Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com